Exhibit 10.9

[VOEX Letterhead]

August 21, 2007

Mr. Phillip E. Bronsdon

Re:          VoEX Employment Offer

Dear Phillip,

We are pleased to confirm an offer of employment with VoEX, Inc. for the position of Vice President of Operations.  You will be responsible for planning, implementing and directing all initiatives, policies, and objectives associated with VoEx’s network and operational infrastructure.  In addition you will be responsible for managing the network operations department budget, headcount, and attaining short term and long term operational efficiencies and enhanced network capabilities to ensure future growth.  Specific position assignments and goals will be defined during your first 30 days of employment.

Your start date will be on or before Tuesday, September 4, 2007.  You will report to the COO, Brent Bourne, and maintain your day-to-day business operations from the Broomfield, CO office located at 320 Interlocken Parkway.  All reasonable, normal business, travel, office and entertainment expenses will be reimbursed as per the VoEX travel policy.

Below is our offer of employment:

A] Base Compensation: Upon your start date with VoEX, will be compensated at a rate of $14,583.33 per month, $175,000 annually, less applicable withholding.

Additional compensation will include:

B] Annual Performance Bonus:  You will be eligible for an annual end of year performance bonus of up to 50% of your base annual salary at the time such bonus is declared. For calendar year 2007, such bonus amount will be prorated from your date of hire through December 31, 2007 and be based equally on: a) achievement of TBD individual performance goals to be mutually agreed upon during the first 30 days of your employment, and b) overall Company achievement as determined by the Company’s Board of Directors.

C] Equity:  On your start date, you will granted non-qualified stock options for 100,000 shares of VoEx, Inc. common stock at a strike price equal to the then fair market value of VoEX, Inc. common shares with a 7-year expiration.  Immediately upon completion of twelve (12) months continuous employment with VoEx, 25% of such options will

VOEX, Inc., 950 Tower Lane, Suite 450, Foster City, CA 94404

become vested.  Beginning with the thirteenth (13th) month of continuous employment and for each subsequent month of continuous employment with VoEx, Inc., one forty-eighth (1/48th) of the Option will become vested.  On the fourth anniversary of your start date, 100% of such options will be fully vested.  Such grant is subject to approval by the Board of Directors of VoEX at their sole discretion.

This Grant of non-qualified common stock options in VoEX, Inc. will be issued only with full VoEX board approval and subject to the following contingencies:

If at any time your employment is terminated for any reason by either VoEX, Inc. or yourself, you forfeit all rights to any unvested options, and the expiration date of any vested options will accelerate to 90 days after such termination date.  The VoEX, Inc. standard employee stock option agreement will be provided to you and executed.

D] Additional Benefits:  You will be entitled to three weeks paid vacation per year and participation in VoEX, Inc.’s healthcare, dental, vision and life insurance plans.

At Will Employment: Your employment with VoEX, Inc. is at “at-will” and is subsequently subject to at-will employment laws in effect in the state of Colorado.

Non-Disclosure, Invention Assignment, Non-Competition, and Non-Solicitation Agreement.  Your employment with VoEX is subject to your execution of the standard VoEX Non-Disclosure, Invention Assignment, Non-Competition, and Non-Solicitation Agreement.

If this agreement accurately reflects our understanding and you are in agreement with terms and conditions of this agreement, please so indicate by signing and returning the enclosed copy of this agreement.

Our offer expires at 5pm EDT on Wednesday, August 22, 2007.

Sincerely,

/s/ Ken Stemson

Ken Stempson
Director of Human Resources

Agreed and effective the 22nd day of August, 2007

/s/ Phillip Bronsdon
Phillip Bronsdon